Exhibit 99.1

FTI CONSULTING, INC. REPORTS 2012 SECOND QUARTER RESULTS

•        Revenues of $396.2 million

•        Adjusted EPS of $0.60

•        Updated Guidance for 2012 Adjusted EPS of $2.15 to $2.35

WEST PALM BEACH, Fla., August 1, 2012

FTI Consulting, Inc. (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today reported its financial results for the quarter ended June 30, 2012.

For the quarter, revenues were $396.2 million compared to $400.4 million in the prior year quarter. Foreign currency translation reduced our consolidated revenues by approximately 1.1 percent or $4.6 million. Adjusted EBITDA was $66.6 million, or 16.8 percent of revenues, compared to Adjusted EBITDA of $61.5 million, or 15.4 percent of revenues, in the prior year quarter. Fully diluted earnings per share (“EPS”) for the quarter were $0.18, including a previously announced special charge of $26.8 million, which reduced EPS by $0.42. For the quarter, Adjusted EPS were $0.60 compared to $0.57 in the prior year quarter. Both EPS and Adjusted EPS included a $4.1 million revaluation gain, which is described elsewhere in this press release. Adjusted EPS, Adjusted EBITDA and Adjusted Segment EBITDA are non-GAAP measures defined elsewhere in this press release.

Commenting on the quarter, President and CEO, Jack Dunn, said, “At mid-year, based on the current state of the economic cycle and new case activity, we enjoyed and continue to expect solid demand and performance in our Economic Consulting and Corporate Finance/Restructuring segments. The increase in demand is related to fallout from the financial crisis, including the LIBOR probe, and the improving environment for bankruptcy and restructuring services. At the same time, Strategic Communications continues to face one of the worst environments for capital markets activity and M&A transactions since 2009 and 2004, respectively.”

“In Forensic and Litigation Consulting, global investigations and data analytics remain robust, and we began to see a build-up of demand related to fall-out from the financial crisis, as mortgage-backed, auction-rate, derivative and other securities-based litigation matters began to reach the discovery and then trial stages, and whistleblower reports to the SEC under the Dodd/Frank program began to proliferate. We expect these matters to continue to ramp up in the back half of the year and to continue to replace other major matters as they burn off.”

“In Technology, while competition remained robust, its tenor more and more is maturing from that of a large number of small entrants in an undisciplined market to that of a smaller number of larger, sophisticated players who compete on the basis of quality, scale and global reach. We believe we are patently, if not uniquely, qualified to serve this market and are encouraged by the results of increased sales efforts as evidenced by growth in new matter openings and by the reception to Ringtail® 8.2, our latest software introduction. As in Forensic and Litigation Consulting, we expect these initiatives to help replace major matters as they wind down.”

“Based on these factors and subject to the uncertainty created by the political elections in the US and the continuing credit concerns in Europe, we expect our activities to continue at similar levels for the remainder of 2012 and to benefit from the cost reduction moves made in the quarter.”

Second Quarter Segment Results

Corporate Finance/Restructuring

Corporate Finance/Restructuring revenues grew 10.2 percent to $112.3 million compared with $101.9 million in the prior year quarter. Organic growth of approximately 9.2 percent was due to greater demand for North America bankruptcy and restructuring services coupled with higher demand across the Asia Pacific region.

Adjusted Segment EBITDA was $29.2 million, including a revaluation gain of $3.8 million described elsewhere in this press release, compared with $14.1 million in the prior year quarter. Adjusted Segment EBITDA margin in the quarter was 26.0 percent of segment revenues. Excluding the revaluation gain, Adjusted Segment EBITDA margin was 22.6 percent of segment revenues compared to 13.8 percent of segment revenues in the prior year quarter as a result of revenue growth coupled with improved utilization and lower SG&A expenses.

Economic Consulting

Economic Consulting revenues grew 5.3 percent to $99.5 million from $94.5 million in the prior year quarter. The revenue growth, all of which was organic, was attributed to continued strong demand for antitrust and early stage M&A related activity and large scale financial and securities related litigation predominantly in North America, partially offset by lower demand for the segment’s international arbitration and valuation practices in Europe, Middle East and Africa (“EMEA”).

Adjusted Segment EBITDA declined slightly to $18.5 million, or 18.6 percent of segment revenues, compared to Adjusted Segment EBITDA of $18.8 million, or 19.9 percent of segment revenues, for the prior year quarter as the positive impact of higher bill rates was offset by lower utilization, increased compensation for additional hires and contract extensions of key individuals.

Forensic and Litigation Consulting

Forensic and Litigation Consulting revenues decreased 3.5 percent to $90.1 million from $93.4 million in the prior year quarter. Although the segment saw growth in its Latin America global risk and investigations practice as well as in its global financial and enterprise data analytics practice, this growth was more than fully offset by decreased demand in North America and EMEA.

Adjusted Segment EBITDA, including a revaluation gain of $0.3 million described elsewhere in this press release, was $17.6 million in the quarter, or 19.6 percent of segment revenues, compared to Adjusted Segment EBITDA of $17.9 million, or 19.2 percent of segment revenues, in the prior year quarter. Excluding the impact of the revaluation gain, Adjusted Segment EBITDA margin was flat with the prior year quarter at 19.2 percent of segment revenues.

Technology

Technology revenues decreased 16.5 percent to $47.7 million from $57.1 million in the prior year quarter. Revenues declined due to weaker demand for processing of electronically stored information from certain product liability and intellectual property matters, lower pricing for on-demand hosting and lower average pricing for consulting services due to staff mix, partially offset by sustained or greater levels of activity in a few large client engagements and continued growth in numbers of litigation and class action matters.

Adjusted Segment EBITDA for the quarter was $12.9 million, or 26.9 percent of segment revenues, compared to Adjusted Segment EBITDA of $20.3 million, or 35.6 percent of segment revenues, in the prior year quarter. Profitability in the segment was adversely impacted by the revenue declines in higher margin services, partially offset by reductions in research and development and other operating expenses.

Strategic Communications

Strategic Communications revenues decreased 12.9 percent to $46.6 million from $53.6 million in the prior year quarter. Revenues declined due to lower pass-through revenues in North America, fewer M&A-related projects in Asia Pacific, and pricing pressures on retainer fees in EMEA and North America, despite increased retainer revenues in Latin America.

Adjusted Segment EBITDA was $5.0 million, or 10.7 percent of segment revenues, compared to Adjusted Segment EBITDA of $6.4 million, or 12.0 percent of segment revenues, in the prior year quarter. The decline in Adjusted Segment EBITDA margin was due to fewer high-margin project engagements partially offset by lower variable compensation costs.

Revaluation Gain – Acquisition-Related Contingent Consideration

Despite continued favorable performance of the Asia Pacific region as a whole, the Company reduced its acquisition related contingent consideration liability related to its acquisition of FS Asia Advisory Limited. This reduction was based upon a re-evaluation of the consideration expected to be paid during the remainder of the finite earnout period. The resulting reduction in the liability was recorded as income and is included within “Acquisition related contingent consideration” in the Condensed Consolidated Statements of Comprehensive Income, which increased Adjusted EBITDA for the quarter by $4.1 million, increasing Adjusted Segment EBITDA of the Corporate Finance/Restructuring segment by $3.8 million and Adjusted Segment EBITDA of the Forensic and Litigation Consulting segment by $0.3 million, and increased EPS and Adjusted EPS for the quarter by $0.10.

Repayment of 3  3/4% Senior Subordinated Convertible Notes

On July 16, 2012, the Company repaid at maturity the entire outstanding balance of $148.5 million in principal and $2.8 million of interest due on the 3  3/4% Senior Subordinated Convertible Notes using a combination of cash on hand and borrowings under the $250 million Senior Bank Credit Facility, after which the Company has available borrowing capacity of approximately $174 million and current cash and cash equivalents on hand of approximately $112 million.

2012 Guidance

Based on current market conditions and the factors described above, the Company now estimates that revenues for 2012 will be between $1.56 billion and $1.58 billion and Adjusted EPS will be between $2.15 and $2.35. This updated guidance assumes no acquisitions and no share repurchases.

Second Quarter Conference Call

FTI Consulting, Inc. will hold a conference call for analysts and investors to discuss second quarter financial results at 9:00 AM Eastern Time on August 2, 2012. The call can be accessed live and will be available for replay over the Internet for 90 days by logging onto the Company’s website, www.fticonsulting.com.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 3,800 employees located in 24 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management, strategic communications and restructuring. More information can be found at www.fticonsulting.com.

Use of Non-GAAP Measures

Note: We define Adjusted EBITDA as net income before income tax provision, other income (expense), depreciation, amortization of intangible assets and special charges. We define Adjusted Segment EBITDA as a segment’s share of consolidated operating income before depreciation, amortization of intangible assets and special charges. We define Adjusted Net Income and Adjusted EPS as net income and earnings per diluted share, respectively, excluding the net impact of any special charges and any loss on early extinguishment of debt that were incurred in that period. Adjusted EBITDA, Adjusted Segment EBITDA, Adjusted EPS and Adjusted Net Income are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. These non-GAAP measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Condensed Consolidated Statements of Comprehensive Income (Loss). We believe that these measures can be useful operating performance measures for evaluating our results of operations as compared from period-to-period and as compared to our competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in our industry. We use Adjusted EBITDA and Adjusted Segment EBITDA to evaluate and compare the operating performance of our segments. Reconciliations of GAAP to Non-GAAP financial measures are included in the accompanying tables to this press release.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions and other matters, business trends and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and estimates will be achieved, and the Company’s actual results may differ from our expectations, beliefs and estimates. Further, preliminary results are subject to normal year-end adjustments. The Company has experienced fluctuating revenues, operating income and cash flow in prior periods and expects that this will occur from time to time in the future. Other factors that could cause such differences include declines in demand for, or changes in, the mix of services and products that we offer, the mix of the geographic locations where our clients are located or where services are performed, adverse financial, real estate or other market and general economic conditions, which could impact each of our segments differently, the pace and timing of the consummation and integration of past and future acquisitions, the Company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described under the heading “Item 1A Risk Factors” in the Company’s most recent Form 10-K and in the Company’s other filings with the Securities and Exchange Commission, including the risks set forth under “Risks Related to Our Business Segments” and “Risks Related to Our Operations”. We are under no duty to update any of the forward looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(in thousands, except per share data)

(unaudited)

	Six Months Ended June 30,
	2012	2011
Revenues	$791,471	$762,253

Operating expenses
Direct cost of revenues	493,838	473,928
Selling, general and administrative expense	195,049	182,745
Special charges	26,782	15,212
Acquisition-related contingent consideration	(2,984)	1,595
Amortization of other intangible assets	11,007	10,952

	723,692	684,432

Operating income	67,779	77,821

Other income (expense)
Interest income and other	2,919	4,923
Interest expense	(30,399)	(29,810)

	(27,480)	(24,887)

Income before income tax provision	40,299	52,934
Income tax provision	14,121	18,351

Net income	$26,178	$34,583

Earnings per common share - basic	$0.65	$0.82

Weighted average common shares outstanding - basic	40,475	42,223

Earnings per common share - diluted	$0.61	$0.78

Weighted average common shares outstanding - diluted	42,672	44,420

Other comprehensive income, net of tax:
Foreign currency translation adjustments, including tax expense (benefit) of $0 and ($2,068) in 2012 and 2011, respectively	$1,889	$16,655

Other comprehensive income, net of tax	1,889	16,655

Comprehensive income	$28,067	$51,238

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE THREE MONTHS ENDED JUNE 30, 2012 AND 2011

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,
	2012	2011
Revenues	$396,243	$400,437

Operating expenses
Direct cost of revenues	248,220	250,844
Selling, general and administrative expense	92,460	94,442
Special charges	26,782	15,212
Acquisition-related contingent consideration	(3,541)	799
Amortization of other intangible assets	5,490	5,498

	369,411	366,795

Operating income	26,832	33,642

Other income (expense)
Interest income and other	(363)	2,923
Interest expense	(15,195)	(14,500)

	(15,558)	(11,577)

Income before income tax provision	11,274	22,065
Income tax provision	3,527	6,740

Net income	$7,747	$15,325

Earnings per common share - basic	$0.19	$0.38

Weighted average common shares outstanding - basic	40,592	40,587

Earnings per common share - diluted	$0.18	$0.36

Weighted average common shares outstanding - diluted	42,074	42,912

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments, including tax expense (benefit) of $0 and $100 in 2012 and 2011, respectively	$(10,960)	$1,836

Other comprehensive income (loss), net of tax	(10,960)	1,836

Comprehensive income (loss)	$(3,213)	$17,161

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Revenues	Adjusted EBITDA (1)	Margin	Utilization	Average Billable Rate	Revenue- Generating Headcount
	(in thousands)
Three Months Ended June 30, 2012
Corporate Finance/Restructuring	$112,336	$29,210	26.0%	72%	$400	718
Forensic and Litigation Consulting	90,107	17,628	19.6%	65%	$326	808
Economic Consulting	99,455	18,491	18.6%	80%	$509	467
Technology (2)	47,697	12,849	26.9%	N/M	N/M	311
Strategic Communications (2)	46,648	4,970	10.7%	N/M	N/M	599

	$396,243	83,148	21.0%			2,903

Corporate		(16,532)

Adjusted EBITDA (1)		$66,616	16.8%

Six Months Ended June 30, 2012
Corporate Finance/Restructuring	$225,814	$55,974	24.8%	74%	$399	718
Forensic and Litigation Consulting	177,138	29,705	16.8%	68%	$326	808
Economic Consulting	199,507	36,915	18.5%	83%	$493	467
Technology (2)	97,357	26,064	26.8%	N/M	N/M	311
Strategic Communications (2)	91,655	9,499	10.4%	N/M	N/M	599

	$791,471	158,157	20.0%			2,903

Corporate		(37,581)

Adjusted EBITDA (1)		$120,576	15.2%

Three Months Ended June 30, 2011
Corporate Finance/Restructuring	$101,896	$14,075	13.8%	65%	$420	730
Forensic and Litigation Consulting	93,368	17,932	19.2%	71%	$330	863
Economic Consulting	94,480	18,823	19.9%	86%	$496	409
Technology (2)	57,130	20,313	35.6%	N/M	N/M	261
Strategic Communications (2)	53,563	6,443	12.0%	N/M	N/M	562

	$400,437	77,586	19.4%			2,825

Corporate		(16,090)

Adjusted EBITDA (1)		$61,496	15.4%

Six Months Ended June 30, 2011
Corporate Finance/Restructuring	$209,150	$31,677	15.1%	68%	$426	730
Forensic and Litigation Consulting	176,281	33,924	19.2%	70%	$330	863
Economic Consulting	168,739	31,985	19.0%	87%	$487	409
Technology (2)	108,165	38,743	35.8%	N/M	N/M	261
Strategic Communications (2)	99,918	11,839	11.8%	N/M	N/M	562

	$762,253	148,168	19.4%			2,825

Corporate		(30,094)

Adjusted EBITDA (1)		$118,074	15.5%

FTI CONSULTING, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income	$7,747	$15,325	$26,178	$34,583
Add back: Special charges, net of tax effect (1)	17,320	9,285	17,320	9,285

Adjusted Net Income (2)	$25,067	$24,610	$43,498	$43,868

Earnings per common share - diluted	$0.18	$0.36	$0.61	$0.78
Add back: Special charges, net of tax effect (1)	0.42	0.21	0.41	0.21

Adjusted EPS (2)	$0.60	$0.57	$1.02	$0.99

Weighted average number of common shares outstanding - diluted	42,074	42,912	42,672	44,420

(1)

The tax effect takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). As a result, the effective tax rates for the adjustments for the second quarter of 2012 and 2011 were 35.3% and 39.0%, respectively. The tax expense for the three and six months ended June 30, 2012 was $9,462 or $0.22 per share. The tax expense for the three and six months ended June 30, 2011 was $5,927 and $0.14 and $0.13 per share, respectively.

(2)

We define Adjusted Net Income and Adjusted EPS as net income and earnings per diluted share, respectively, excluding the net impact of any special charges and any loss on early extinguishment of debt that were incurred in that period.

RECONCILIATION OF NET INCOME AND OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

(in thousands)

	Corporate Finance / Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Corp HQ	Total
Three Months Ended June 30, 2012
Net income							$7,747
Interest income and other							363
Interest expense							15,195
Income tax provision							3,527

Operating income (loss)	$15,783	$8,938	$16,551	$4,757	$(1,370)	$(17,827)	$26,832
Depreciation and amortization	858	942	724	3,142	669	1,177	7,512
Amortization of other intangible assets	1,453	495	398	1,984	1,160	—	5,490
Special charges	11,116	7,253	818	2.966	4,511	118	26,782

Adjusted EBITDA (1)	$29,210	$17,628	$18,491	$12,849	$4,970	$(16,532)	$66,616

Six Months Ended June 30, 2012

Net income							$26,178
Interest income and other							(2,919)
Interest expense							30,399
Income tax provision							14,121

Operating income	$40,230	$19,532	$33,871	$12,958	$1,287	$(40,099)	67,779
Depreciation and amortization	1,723	1,923	1,429	6,164	1,369	2,400	15,008
Amortization of other intangible assets	2,905	997	797	3,976	2,332	—	11,007
Special charges	11,116	7,253	818	2,966	4,511	118	26,782

Adjusted EBITDA (1)	55,974	29,705	36,915	26,064	9,499	(37,581)	120,576

Three Months Ended June 30, 2011

Net income							$15,325
Interest income and other							(2,923)
Interest expense							14,500
Income tax provision							6,740

Operating income	$2,321	$15,640	$15,798	$15,594	$4,497	$(20,208)	33,642
Depreciation and amortization	894	857	635	2,741	739	1,278	7,144
Amortization of other intangible assets	1,420	596	297	1,978	1,207	—	5,498
Special charges	9,440	839	2,093	—	—	2,840	15,212

Adjusted EBITDA (1)	14,075	17,932	18,823	20,313	6,443	(16,090)	61,496

Six Months Ended June 30, 2011

Net income							$34,583
Interest income and other							(4,923)
Interest expense							29,810
Income tax provision							18,351

Operating income	$17,629	$30,186	$28,096	$29,364	$7,955	$(35,409)	77,821
Depreciation and amortization	1,770	1,712	1,203	5,425	1,504	2,475	14,089
Amortization of other intangible assets	2,838	1,187	593	3,954	2,380	—	10,952
Special charges	9,440	839	2,093	—	—	2,840	15,212

Adjusted EBITDA (1)	31,677	33,924	31,985	38,743	11,839	(30,094)	118,074

(1)	We define Adjusted EBITDA as net income before income tax provision, other income (expense), depreciation, amortization of intangible assets and special charges. Amounts presented in the Adjusted EBITDA column for each segment reflect the segments’ respective Adjusted Segment EBITDA. We define Adjusted Segment EBITDA as the segments’ share of consolidated operating income before depreciation, amortization of intangible assets and special charges. Although Adjusted EBITDA and Adjusted Segment EBITDA are not measures of financial condition or performance determined in accordance with generally accepted accounting principles (“GAAP”), we believe that these measures can be a useful operating performance measure for evaluating our results of operations as compared from period to period and as compared to our competitors. We use Adjusted EBITDA and Adjusted Segment EBITDA to evaluate and compare the operating performance of our segments.

Adjusted EBITDA and Adjusted Segment EBITDA are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. These non-GAAP measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Condensed Consolidated Statements of Comprehensive Income (Loss).

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2012	2011
Operating activities
Net income	$26,178	$34,583
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	18,449	14,088
Amortization of other intangible assets	11,186	10,952
Acquisition-related contingent consideration	(2,984)	1,595
Provision for doubtful accounts	7,027	5,768
Non-cash share-based compensation	17,805	22,283
Excess tax benefits from share-based compensation	(71)	(124)
Non-cash interest expense	3,887	4,190
Other	141	136
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(50,190)	(99,137)
Notes receivable	(23,834)	(4,638)
Prepaid expenses and other assets	(4,363)	(5,893)
Accounts payable, accrued expenses and other	(1,216)	227
Income taxes	(17,108)	(8,599)
Accrued compensation	(43,081)	4,093
Billings in excess of services provided	886	7,652

Net cash used in operating activities	(57,288)	(12,824)

Investing activities
Payments for acquisition of businesses, net of cash received	(21,550)	(50,888)
Purchases of property and equipment	(13,728)	(12,705)
Other	93	(405)

Net cash used in investing activities	(35,185)	(63,998)

Financing activities
Borrowings under revolving line of credit	—	25,000
Payments of revolving line of credit	—	(25,000)
Payments of long-term debt and capital lease obligations	(1,974)	(937)
Purchase and retirement of common stock	—	(209,400)
Net issuance of common stock under equity compensation plans	(840)	685
Excess tax benefit from share-based compensation	71	124
Other	(1,395)	51

Net cash used in financing activities	(4,138)	(209,477)

Effect of exchange rate changes on cash and cash equivalents	(1,831)	474

Net decrease in cash and cash equivalents	(98,442)	(285,825)
Cash and cash equivalents, beginning of period	264,423	384,570

Cash and cash equivalents, end of period	$165,981	$98,745

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AT JUNE 30, 2012 AND DECEMBER 31, 2011

(in thousands, except per share amounts)

	June 30, 2012	December 31, 2011
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$165,981	$264,423
Restricted cash	1,152	10,213
Accounts receivable:
Billed receivables	355,598	335,758
Unbilled receivables	200,361	173,440
Allowance for doubtful accounts and unbilled services	(83,300)	(80,096)

Accounts receivable, net	472,659	429,102
Current portion of notes receivable	33,454	26,687
Prepaid expenses and other current assets	35,400	30,448
Income taxes receivable	15,790	10,081

Total current assets	724,436	770,954
Property and equipment, net of accumulated depreciation	68,807	74,448
Goodwill	1,313,382	1,309,358
Other intangible assets, net of amortization	107,782	118,889
Notes receivable, net of current portion	99,191	81,748
Other assets	60,483	55,687

Total assets	$2,374,081	$2,411,084

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$96,421	$132,773
Accrued compensation	137,378	180,366
Current portion of long-term debt and capital lease obligations	154,305	153,381
Billings in excess of services provided	19,958	19,063
Deferred income taxes	7,375	12,254

Total current liabilities	415,437	497,837
Long-term debt and capital lease obligations, net of current portion	643,078	643,579
Deferred income taxes	94,376	88,071
Other liabilities	70,867	75,395

Total liabilities	1,223,758	1,304,882

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding —42,039 (2012) and 41,555 (2011)	420	415
Additional paid-in capital	400,027	383,978
Retained earnings	804,379	778,201
Accumulated other comprehensive loss	(54,503)	(56,392)

Total stockholders’ equity	1,150,323	1,106,202

Total liabilities and stockholders’ equity	$2,374,081	$2,411,084